EXHIBIT (a)(1)(A)

CRITICAL PATH, INC.

EXCHANGE OFFER

OUTSTANDING STOCK OPTIONS FOR

NEW STOCK OPTIONS

The exchange offer and withdrawal rights expire at

midnight, U.S. Pacific (San Francisco) Time, on Wednesday, June 28, 2006,

unless the exchange offer is extended.

Critical Path, Inc. is offering to exchange “eligible options” held by each “eligible participant” for new stock options.

•	“Eligible options” are all outstanding stock options granted under Critical Path’s Amended and Restated 1998 Stock Plan (the “1998 Plan”) and Critical Path’s 1999 Nonstatutory Stock Option Plan (the “1999 Plan”), which we refer to collectively as the “Option Plans.”

•	“Eligible Participant” is each person who:

°	holds eligible options;

°	is an employee of, consultant to, or a director of Critical Path on the date this exchange offer is made; and

°	continues to be an employee of, consultant to, or a director of Critical Path at, and has neither submitted or received a notice of termination, nor has otherwise terminated his or her employment or service provider contract or arrangement prior to, the time this exchange offer expires.

The commencement date of this exchange offer is Wednesday, May 31, 2006. We are making this exchange offer upon the terms and subject to the conditions described in this exchange offer and in the related Election Form included with this exchange offer. You are not required to accept this exchange offer. If you choose to tender an eligible option in exchange for a new option, you must tender the entire eligible option but need not tender other eligible options.

See “Risk Factors” beginning on page 9 for a discussion of risks and uncertainties that you should consider before tendering your eligible options.

Shares of our common stock are quoted on the NASDAQ Stock Market’s Over-the-Counter Bulletin Board (OTCBB) under the symbol “CPTH.OB.” On May 30, 2006, the closing price of our common stock as reported on the OTCBB was $0.205 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the exchange offer.

You should direct questions about the exchange offer or requests for assistance to Critical Path, Inc., 2 Harrison Street, 2nd Floor, San Francisco, California 94105, Attention: Michael Zukerman, Phone: (415) 541-2500, Email: optionexchange@criticalpath.net. You should direct requests for additional copies of the exchange offer, the Election Form or other documents relating to this exchange offer to Critical Path, Inc., 2 Harrison Street, 2nd Floor, San Francisco, California 94105, Attention: Tom Quigley, Phone: (415) 541-2500, Email: optionexchange@criticalpath.net.

IMPORTANT

If you wish to tender your eligible options for exchange, you must complete and sign the Election Form and deliver it to Critical Path so that it is received before 12:00 midnight, U.S. Pacific (San Francisco) Time, on Wednesday, June 28, 2006 (or such later date as may apply if this exchange offer is extended), by one of the following means:

Via Mail or Courier

Critical Path, Inc.

2 Harrison Street, 2nd Floor

San Francisco, California 94105

Attention: Tom Quigley

Phone: (415) 541-2500

Via Facsimile

Critical Path, Inc., Tom Quigley, Fax No. (415) 541-2307

By Hand To

Tom Quigley

Via Email

optionexchange@criticalpath.net

You do not need to return your stock option agreements for your eligible options to participate in this exchange offer.

Although our Board of Directors has approved the exchange offer, consummation of the exchange offer is subject to the satisfaction or waiver of the conditions described in Section 6 (“Conditions of this Exchange Offer”) of this exchange offer. Neither we nor our Board of Directors makes any recommendation as to whether you should tender, or refrain from tendering, any or all of your eligible options in the exchange offer. You must make your own decision whether to tender your eligible options. You should consult your personal tax, legal, accountant and financial advisor(s) if you have questions about your financial or tax situation as it relates to this exchange offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this exchange offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this exchange offer. Critical Path, Inc., which we refer to in this document as “we,” “us,” the “Company” or “CPTH,” encourages you to carefully read the remainder of this exchange offer and the accompanying Election Form because the information in this summary is not complete and may not contain all of the information that is important to you. Where appropriate, we have included references to the relevant sections of this exchange offer where you can find a more complete description of the topics in this summary.

Q.1.	Why are we making this exchange offer?

We believe the exchange offer is an effective means of recognizing contributions to our success by our employees, consultants and directors and aligning workforce and shareholder interests. Stock options have been, and continue to be, a key part of our workforce incentive compensation and retention programs. Stock options are designed to motivate and reward our workforce’s efforts toward CPTH’s growth and success. However, virtually all of our employees, consultants and directors hold stock options with exercise prices that exceed the current market price of our common stock. These options are commonly referred to as being “underwater.” Consequently, we believe that these options no longer provide the long-term incentive and retention objectives that they were intended to provide. The exchange offer is intended to address this situation. See Section 2 (“Purpose of this Exchange Offer”) for more information.

Q.2.	What securities are we offering to exchange?

We are offering eligible participants a one-time opportunity to exchange some or all of their eligible options for new options with an exercise price per share equal to the closing sale price of our common stock on the OTCBB as reported by The NASDAQ Stock Market on the business day immediately prior to the grant date of the new options. We are making this offer upon the terms and subject to the conditions set forth in this exchange offer and in the accompanying Election Form. See Section 1 (“Number of Eligible Options; Eligible Participants; Expiration of the Exchange Offer”) for more information.

Q.3.	Who is eligible to participate in the exchange offer?

Each person who:

°	holds eligible options;

°	is an employee of, consultant to, or a director of Critical Path on the date this exchange offer is made; and

°	continues to be an employee of, consultant to, or a director of Critical Path at, and has neither submitted or received a notice of termination, nor has otherwise terminated his or her employment or service provider contract or arrangement prior to, the time this exchange offer expires is eligible to participate in the exchange offer. See Section 1 (“Number of Eligible Options; Eligible Participants; Expiration of the Exchange Offer”) for more information.

Q.4.	Are eligible participants located outside the United States eligible to exchange their options?

Yes. Eligible participants located outside of the United States who qualify to participate in the exchange offer and hold eligible options may participate in the exchange offer. Special considerations may apply to participants located outside of the United States. In some countries, the application of local rules may have important consequences to eligible participants resident in those countries including the possibility that the exchange of their options may be a taxable event. If you are an eligible participant located outside of the United States, you should consult your individual tax, legal, accountant and financial advisors before deciding whether to accept the exchange offer.

Q.5.	What are the conditions of this exchange offer?

This exchange offer is subject to a number of conditions with regard to events that could occur prior to the expiration of this exchange offer which are more fully described in Section 6 (“Conditions of this Exchange Offer.”). The exchange offer is not conditioned upon a minimum number of eligible options being tendered or a minimum number of eligible participants participating. If any of the events described in Section 6 (“Conditions of this Exchange Offer”) has occurred, we may terminate, extend or amend this exchange offer at any time prior to the expiration of the exchange offer.

Q.6.	Are there any differences between the new options and the eligible options?

Each new option issued will have substantially the same terms and conditions as the eligible option cancelled in exchange for the new option, except as follows:

°	all new options will expire seven years after the new option grant date;

°	the exercise price per share for each new option will be equal to the closing sale price of our common stock on the OTCBB as reported by The NASDAQ Stock Market on the business day immediately prior to the grant date of the new options;

°	the new options issued to eligible employees and consultants will have a four-year vesting period adjusted as follows: (1) 50% of the new options issued to eligible employees and consultants that have provided services to Critical Path as of May 31, 2006 for two or more years will immediately vest with the remaining portion vesting in equal monthly installments for each full month of continuous service over the subsequent 24-month period; and (2) 25% of the new options issued to eligible employees and consultants that have provided services to Critical Path as of May 31, 2006 for less than two years will immediately vest with the remaining portion vesting in equal monthly installments for each full month of continuous service over the subsequent 36-month period;

°	the new options issued to eligible directors will retain the vesting schedule and vesting commencement date that would have been in effect for their tendered eligible options in the absence of the acceleration of vesting that occurred on December 27, 2005;

°	for certain eligible participants in the exchange offer, the number of shares of common stock underlying their new options will be less than the number of shares of common stock underlying their eligible options; See Section 1 (“Number of Eligible Options; Eligible Participants; Expiration of the Exchange Offer”); and

°	eligible participants that hold eligible options issued under the 1999 Plan will receive new options issued from the 1998 Plan (which, except as described herein, has substantially the same terms and conditions as the 1999 Plan).

See Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information.

Q.7.	When will the new options vest?

On December 27, 2005, the Company accelerated the vesting of all then outstanding stock options. For further information regarding the acceleration of stock option vesting, please refer to our Current Report on Form 8-K filed on December 28, 2005.

The new options issued to eligible employees and consultants will have a four-year vesting period adjusted as follows: (1) 50% of the new options issued to eligible employees and consultants that have provided services to Critical Path as of May 31, 2006 for two or more years will immediately vest with the remaining portion vesting in equal monthly installments for each full month of continuous service over the subsequent 24-month period; and (2) 25% of the new options issued to eligible employees and consultants that have provided services to Critical Path as of May 31, 2006 for less than two years will immediately vest with the remaining portion vesting in equal monthly installments for each full month of continuous service over the subsequent 36-month period. Except as described in the following paragraph, vesting will cease upon termination of service for any reason. This means that for eligible employees and consultants who are continually employed by or provide services to us during the vesting period, the new options issued to participants who have provided services for two or more years as of May 31, 2006, will be fully vested and exercisable 24 months after they are granted, regardless of the vesting schedule that was applicable to the tendered eligible options. For eligible employees and consultants who are employed by or provide services to us during the vesting period, the new options issued to participants who have provided less than two years of service as of May 31, 2006 will be fully vested 36 months after they are granted, regardless of the vesting schedule that was applicable to the tendered eligible options.

The new options issued to eligible directors will retain the vesting schedule and vesting commencement date that would have been in effect for their tendered eligible options in the absence of the acceleration of vesting that occurred on December 27, 2005.

The vesting schedule of each new option described above will apply regardless of whether the tendered eligible options were fully or partially vested. Your vesting and exercise rights are contingent upon your continued employment or provision of services through the applicable vesting date.

If your option agreement or employment or any other agreement governing your eligible options contain provisions regarding the acceleration of vesting in certain circumstances, for example in connection with a change of control of the Company, the option agreement you receive governing your new options will be subject to the same acceleration provisions as in effect prior to the exchange offer.

Q.8.	How many new options will I receive in exchange for my tendered eligible options?

The number of shares subject to the new option you will receive in exchange for a tendered eligible option will depend on the per share exercise price in effect under the tendered option. The ratios by which you can determine the actual number of shares that will be subject to the new options to be issued are set forth in the table below:

Option Exercise Price Per Share	Ratio of (i) the number of shares subject to one new option to (ii) the number of shares subject to the tendered eligible option

$0.19 to $4.00	1-for-1

$4.01 to $5.00	1-for-2

$5.01 or more	1-for-5

As set forth in the table above, the following exchange ratios will be in effect for the eligible options:

If the exercise price per share of an eligible option is at least $0.19 but not more than $4.00, the number of shares subject to the new option will be the same as the number of shares subject to the tendered eligible option. If the exercise price per share of an eligible option is at least $4.01 but not more than $5.00, the number of shares subject to the new option will be determined by dividing the number of shares subject to the tendered eligible option by two, rounded down to the nearest whole number. If the exercise price per share of an eligible option is more than $5.01, the number of shares subject to the new option will be determined by dividing the number of shares subject to the tendered eligible option by five, rounded down to the nearest whole number.

For example, if you tender for exchange an option grant to purchase 100 shares of common stock with an exercise price of $4.50 per share, you will receive in exchange new options to purchase 50 shares of common stock (1-for-2 ratio in effect for a tendered option with a $4.50 exercise price per share).

Q.9.	What will be the per share exercise price of the new options?

The per share exercise price of the new options will be equal to the closing sale price of our common stock on the OTCBB as reported by The NASDAQ Stock Market on the business day immediately prior to the grant date of the new options. We cannot predict the exercise price per share of the new options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your eligible options. See Section 7 (“Price Range of Common Stock”) for information concerning our historical common stock prices.

Q.10.	When will my new options expire?

Your new options will expire seven years after the grant date of the new options, regardless of when the eligible options surrendered would have expired.

Q.11.	What happens to my new options if my employment or service provider arrangement with CPTH is terminated?

Generally, if an eligible participant’s employment or service provider arrangement with CPTH is terminated, the new options will not continue to vest and any unvested portion of the new options will be cancelled as of the date of termination. Any vested, unexercised portion of the new options will generally be exercisable for 30 days after termination.

Q.12.	What happens if I exchange my eligible options for new options and CPTH is later subject to a change of control, such as a merger?

A change of control of CPTH that occurs after the grant date of the new options will be subject to provisions in the new options. Options granted under the 1998 Plan do not contain any provisions for the acceleration of vesting in connection with a change of control. In the event of a merger or reorganization of the Company, the 1998 Plan provides that outstanding options shall be subject to the agreement of merger or reorganization. The 1999 Plan provides that in the event of a merger or the sale of substantially all of the assets of the Company each outstanding option shall be assumed or an equivalent option substituted by the successor corporation, and in the event the outstanding options are not assumed or substituted, the options shall fully vest and become exercisable for a limited period of time.

All new options will be subject to the 1998 Plan’s provisions regarding mergers and reorganizations. Accordingly, in the event of a merger or reorganization, all new options, including those granted in exchange for the surrender of outstanding options under the 1999 Plan, will be subject to the terms of the merger or reorganization agreement, notwithstanding any different provisions contained in the 1999 Plan or tendered eligible options issued under the 1999 Plan. In addition, if your eligible options, employment or other agreement contain special provisions relating to a change of control, your new options will be subject to the same provisions relating to a change of control as govern your tendered eligible options. See Section 10 (“Interests of Directors and Officers; Transactions and Arrangements Concerning any Securities of CPTH”).

Q.13.	Will my new options be incentive stock options or non-qualified stock options?

If you tender an eligible option that was a non-qualified stock option and your eligible option is accepted and cancelled, the new option issued to you will be a non-qualified stock option. If you tender an eligible option that was an incentive stock option and your eligible option is accepted and cancelled, the new option issued to you will be an incentive stock option unless federal tax rules limit this characterization. In general, federal tax rules provide that if the fair market of an incentive stock option that is exercisable in a year exceeds $100,000, the excess will be treated as non-qualified stock option. See Section 13 (“Material Tax Consequences”) for more information about non-qualified stock options and incentive stock options.

Q.14.	Must I participate in this exchange offer?

No. Your participation is completely voluntary. If you choose not to participate, you will keep all of your eligible options, you will not receive any new options under the exchange offer and no changes would be made to the terms of your eligible options.

Q.15.	How should I decide whether or not to exchange my eligible options for new options?

CPTH is providing information to assist you in making your own informed decision, but is not making any recommendation as to whether you should or should not participate in the exchange offer. You should seek your own outside tax, legal, accountant and financial advisors for advice. No one from CPTH is, or will be, authorized to provide you with additional information in this regard. Please also review the “Risk Factors” that appear after this Summary Term Sheet.

Q.16.	Why can’t you just grant eligible participants more options?

We designed the exchange offer to avoid the dilution in ownership to our shareholders that would result if we granted eligible participants additional options to supplement their underwater options.

Q.17.	What options are eligible for exchange in this exchange offer?

All outstanding stock options granted under the Amended and Restated 1998 Stock Option Plan and the 1999 Nonstatutory Stock Option Plan with an exercise price of not less than $0.19 per share.

Q.18.	How do I find out how many eligible options I have and what their exercise prices are?

The Election Form enclosed with this exchange offer includes a list of your eligible options as of the date of this exchange offer. In addition, you can at any time confirm the number of option grants that you have, their grant dates, remaining term, shares subject thereto, exercise prices, vesting schedule and other information by logging onto your E*TRADE account. You may contact Tom Quigley at (415) 541-2500 if you have any questions regarding your eligible options or if you encounter difficulty logging onto your E*TRADE account.

Q.19.	Can I exchange options that I have already fully exercised?

No. This exchange offer applies only to outstanding eligible options. An option grant that has been fully exercised is no longer outstanding.

Q.20.	Can I exchange the remaining portion of an eligible option that I have already partially exercised?

Yes. If you previously exercised an eligible option grant in part, the remaining unexercised portion of the eligible option grant could be exchanged under the exchange offer provided the remaining portion is surrendered in whole.

Q.21.	If I choose to participate in the exchange offer, can I exchange a portion of an eligible option?

No. Each new option issued through the exchange offer will only be granted if the eligible option is surrendered in whole. You will be able to elect to exchange as few or as many of your eligible options as you wish. However, if you elect to exchange an eligible option, you must exchange the eligible option in full. No partial exchanges will be permitted.

If you attempt to exchange some but not all outstanding options represented by a particular grant, we will reject your tender of that particular grant. Such rejection will not affect any other eligible options that are properly tendered.

Q.22.	Can I exchange both vested and unvested eligible options?

Yes. You can exchange eligible options whether they are vested or unvested. See Question 6 for information on the vesting schedule that will apply to new options and Section 8 (“Source and Amount of Consideration; Terms of New Options”).

Q.23.	What if I am on an authorized leave of absence on the date of this exchange offer or on the grant date of the new options?

Any eligible participants who are on an authorized leave of absence will be able to participate in this exchange offer. If you tender your eligible options and you are on an authorized leave of absence on the grant date of the new option, you will be entitled to a grant of new options on the grant date as long as the other eligibility requirements are still met.

Q.24.	What if my employment with CPTH ends or I am no longer providing services to CPTH before the expiration of the exchange offer?

If you have tendered eligible options under this exchange offer and your employment terminates or you cease providing services for any reason, or if you receive or submit a notice of termination, before the exchange offer expires, you will no longer be eligible to participate in the exchange offer, and we will not accept your eligible options for cancellation. In that case, generally you may exercise your existing options for a limited time after your termination date to the extent they are vested and in accordance with their terms.

Participation in this exchange offer does not confer upon you the right to remain an employee or service provider of CPTH. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the employ of CPTH until the expiration of the exchange offer.

Q.25.	If I participate in this exchange offer, when will I be granted new options?

We will issue new stock option agreements promptly following the date that tendered options are accepted for exchange. The scheduled expiration of this exchange offer is Wednesday, June 28, 2006, and we will accept all properly tendered eligible options promptly thereafter, unless we terminate, extend or amend this exchange offer.

Q.26.	Will I owe taxes if I exchange my eligible options in this exchange offer?

For U.S. residents, the exchange of eligible options for new options generally should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon grant of the new options. Tax consequences may vary depending on each individual participant’s circumstances. Eligible participants, including those subject to taxation in a foreign jurisdiction, whether by reason of their nationality, residence or otherwise, should consult with their own personal tax advisors as to the tax consequences of their participation in the exchange offer. See Section 13 (“Material Tax Consequences”) for more information.

Q.27.	What happens if, after the grant date of the new options, my new options end up being underwater?

The exchange offer is a one-time opportunity and is not expected to be offered again in the future. We can provide no assurance as to the possible price of our common stock at any time in the future. As such, we do not anticipate offering participants another opportunity to exchange underwater options for replacement options.

Q.28.	What happens to options that I choose not to tender, or that are not accepted for exchange in this exchange offer?

This exchange offer will have no effect on eligible options that you choose not to tender, or on eligible options that are not accepted for exchange in this exchange offer.

Q.29.	If I tender eligible options in this exchange offer, am I giving up my rights to them?

Yes. When you tender your eligible options and we accept them for exchange, those eligible options will be cancelled at the expiration of the exchange offer and you will no longer have any rights to them.

Q.30.	How long do I have to decide whether to participate in this exchange offer?

This exchange offer expires at 12:00 midnight, U.S. Pacific (San Francisco) Time, on Wednesday, June 28, 2006. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration of this exchange offer at any time. If we extend this exchange offer, we will publicly announce the extension and the new expiration no later than 9:00 a.m., U.S. Pacific (San Francisco) Time, on the next business day after the last previously scheduled or announced day of expiration. See Section 14 (“Extension of Exchange Offer; Termination; Amendment”) for more information.

Q.31.	How do I tender my eligible options for exchange?

If you are an eligible participant when you choose to tender your eligible options, you may tender your eligible options at any time before this exchange offer closes at 12:00 midnight, U.S. Pacific (San Francisco) Time, on Wednesday, June 28, 2006.

To validly tender your eligible options, you must deliver a properly completed and signed Election Form and any other documents required by the Election Form to the attention of Tom Quigley, by hand, by facsimile (415) 541-2307, by regular or overnight mail (Critical Path, Inc., 2 Harrison Street, 2nd Floor, San Francisco, California 94105 Attention: Tom Quigley), or by email (optionexchange@criticalpath.net). Your eligible options will not be considered tendered until we receive a properly completed and signed Election Form. We must receive your properly completed and signed Election Form by 12:00 midnight, U.S. Pacific (San Francisco) Time, on Wednesday, June 28, 2006. If you miss this deadline, you will not be permitted to participate in this exchange offer.

You do not need to return your stock option agreements relating to any tendered eligible options, as they will be automatically cancelled if we accept your eligible options for exchange. We will only accept delivery of the signed Election Form by hand, by facsimile, by regular or overnight mail or by email. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

We reserve the right to reject any or all tenders of eligible options that we determine are not in appropriate form or that we determine would be unlawful to accept. See Section 3 (“Procedures for Tendering Eligible Options”) for more information. Subject to our rights to extend, terminate and amend this exchange offer, we will accept all properly tendered options promptly after the scheduled expiration time, which is currently 12:00 midnight, U.S. Pacific (San Francisco) Time, on Wednesday, June 28, 2006.

Q.32.	When and how can I withdraw previously tendered eligible options?

You may withdraw your tendered eligible options at any time before the exchange offer expires at 12:00 midnight, U.S. Pacific (San Francisco) Time, on Wednesday, June 28, 2006. If we extend the exchange offer beyond that time, you may withdraw your tendered eligible options at any time until the extended expiration of the exchange offer. If we have not accepted your tendered eligible options on or before July 27, 2006, you will also have the right to withdraw your tendered eligible options after that date and until we accept your tendered eligible options.

To withdraw tendered eligible options, you must deliver to us a properly completed and signed Notice of Withdrawal with the required information while you still have the right to withdraw the tendered eligible options. If you miss this deadline but remain an employee or service provider of CPTH, any previously tendered eligible options will be cancelled and exchanged pursuant to this exchange offer. The Notice of Withdrawal may be delivered by any of the means indicated for a valid tender as indicated in Question 31 above. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

Once you have withdrawn eligible options, you may re-tender eligible options only by again following the procedures described for validly tendering options in this exchange offer as discussed in Question 31 above. See Section 4 (“Withdrawal Rights”) for more information.

Q.33.	How will I know whether you have received my Election Form or my Notice of Withdrawal?

We will send you an email or other form of communication, as appropriate, to confirm receipt of your Election Form or Notice of Withdrawal shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form or Notice of Withdrawal, as applicable, prior to the expiration of the exchange offer.

Q.34.	What will happen if I do not return my Election Form by the deadline, or if I elect not to tender my eligible options for exchange in this exchange offer?

If we do not receive your Election Form by the deadline, then all eligible options held by you will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender any of your eligible options for exchange in this exchange offer, you do not need to do anything.

Q.35.	What if I have any questions regarding this exchange offer, or if I need additional copies of this exchange offer or any documents attached hereto or referred to herein?

You should direct questions about this exchange offer to Michael Zukerman, our Executive Vice President and General Counsel, at:

Michael Zukerman

Executive Vice President and General Counsel

Critical Path, Inc.

2 Harrison Street, 2nd Floor

San Francisco, California 94105

(415) 541-2500

optionexchange@criticalpath.net

You should direct requests for additional copies of this exchange offer and other exchange offer documents to Tom Quigley at:

Tom Quigley

Critical Path, Inc.

2 Harrison Street, 2nd Floor

San Francisco, California 94105

(415) 541-2500

RISK FACTORS

Participation in this exchange offer involves a number of potential risks and uncertainties, including those described below. You should carefully consider the risks and uncertainties described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your eligible options in the manner described in this exchange offer. In addition, we strongly urge you to read all of the materials relating to this exchange offer before deciding whether or not to tender your eligible options for exchange.

Business and Economic Risks

If the market price of our common stock increases after the date you tender your eligible options for exchange, the new options that you receive in exchange for them might be worth less than the eligible options.

The per share exercise price of any new options granted to you in return for your tendered eligible options will be equal to the closing sale price of our common stock on the OTCBB as reported by The NASDAQ Stock Market on the date immediately prior to the grant date of the new options. Before the grant date of the new options, our common stock could increase in value, and the exercise price of the new options could be higher than the exercise price of eligible options cancelled as part of this exchange offer. In this case, you may be better off economically keeping your eligible options.

Fluctuations in our operating results may lead to fluctuations, including increases, in our share price. Our operating results and our share price may fluctuate from period to period due to a variety of factors, including:

•	the demand for licensed solutions for messaging and identity management products;

•	our ability to attract and retain qualified personnel with industry expertise, particularly sales personnel;

•	our ability to attract and retain customers and maintain customer satisfaction;

•	the ability to upgrade, develop and maintain our systems and infrastructure and to effectively respond to the rapid technology change of the messaging and identity management infrastructure market;

•	the budgeting and payment cycles of our customers and potential customers;

•	the amount and timing of operating costs and capital expenditures relating to expansion of business and infrastructure;

•	our ability to quickly handle and alleviate technical difficulties or system outages;

•	the announcement or introduction of new or enhanced services by competitors;

•	general economic and market conditions and their effect on our operations and the operations of our customers; and

•	the effect of war, terrorism and any related conflicts or similar events worldwide.

In addition, the market for technology companies in particular has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies.

Your new options will be subject to a new vesting schedule.

Regardless of the vested status of the eligible options that you tender, your new options will be subject to a new vesting schedule. If your employment with us terminates, or you cease providing services to us, your new options may be forfeited unvested or may be vested for a lesser percentage than the eligible options that were cancelled. This will also be the case if we are acquired by or merge with another company. If you exchange eligible options that are fully vested or that were issued under the 1999 Plan, which provides for acceleration of vesting upon a change of control under certain circumstances, and we are acquired or merge with another company, your new options may not be fully vested and will be subject to the 1998 Plan, which does not provide for the acceleration of vesting. Accordingly, your new option may be vested for a lesser percentage than the eligible options that were cancelled.

If we are acquired by or merge with another company, your cancelled eligible options might be worth more than the new options that you receive in exchange for them.

From time to time, we evaluate and have evaluated strategic acquisitions, mergers, joint ventures and similar transactions and expect to continue to do so in the future. A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including increasing the price of our common stock. Depending on the amount of any such increase, holders of eligible options who elect to participate in the exchange offer might receive new options with an exercise price per share higher than the exercise price of eligible options cancelled as part of this exchange offer. In this case, the eligible options surrendered would be worth more than the new options, resulting in a greater financial benefit for those eligible option holders who did not elect to participate in this offer and instead retained their eligible options.

If, prior to the acceptance of your old options surrendered for exchange, you cease being an employee of or service provider of CPTH for any reason, including your death, or you submit or give notice of your termination, you will have no rights to any new options.

Once your eligible options are accepted for exchange, they will be cancelled, and they will no longer be exercisable and therefore you lose all rights to them. If your employment ends prior to the expiration of the exchange offer or you cease providing services for any reason, including your death, or you submit or receive a notice of termination, you will not be entitled to any new options or other consideration in exchange for your cancelled eligible options, though you will be able to reclaim your eligible options. In this event, you, or your estate or beneficiaries in the event of your death, will retain them on their current terms and conditions. See Section 1 (“Number of Eligible Options; Eligible Participants; Expiration of the Exchange Offer”) for more information.

Tax-Related Risks

Even if you elect not to participate in the exchange offer, your incentive stock options may be affected if you do not affirmatively decline the exchange offer.

For U.S. residents, we believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the exchange offer. We also believe that the exchange offer will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the exchange offer. We currently anticipate that the exchange offer will not remain open for 30 days or more. However, the terms of the exchange offer allow us, at our discretion, to have the exchange offer remain open for 30 or more days and if you elect not to participate in the exchange offer in certain circumstances your existing options may be subject to unfavorable tax consequences unless you affirmatively decline the exchange offer.

Should the exchange offer remain open for 30 days or more and you choose not to participate in the exchange offer but do not affirmatively decline the exchange offer, you may be deemed to have a “modified option” pursuant to certain provisions of the Internal Revenue Code. Such modified option will contain all the prior terms of the existing option, except that the date of the grant of the option will be deemed to be the first day of the exchange offer. The exercise of an incentive stock option generally will not result in taxable income to you (with the possible exception of alternative minimum tax liability) if you do not dispose of the shares received upon exercise of the option less than one year after the date of exercise and two years after the date of grant, and you are continuously an employee of CPTH from the date of grant to three months before the date of exercise (or 12 months in the event of death or disability). The modification described above will mean that this holding period will begin again. Therefore, should (1) you choose not to participate in the exchange offer but do not affirmatively reject the exchange offer, (2) the exchange offer is held open 30 days or more, and (3) you dispose of the stock underlying an incentive stock option prior to the satisfaction of the new holding periods (two years from the first day of the exchange offer and one year from exercise of the option), you may be taxed as if you received compensation in the year of the disposition. You must treat gain realized in the premature disposition as ordinary income to the extent of the lesser of (1) the fair market value of the stock on the date of exercise minus the option price; or (2) the amount realized on disposition of the stock minus the option price. Any gain in excess of these amounts will be treated as either short-term or long-term capital gain. In such a case, we generally are entitled to deduct, as compensation paid, the amount of ordinary income realized by you. If you are a resident of the United States but subject to foreign tax laws, there may be tax and social insurance consequences for participating in this exchange offer.

We do not know and we have made no inquiry or investigation into the tax consequences of participation in the exchange offer in foreign jurisdictions. If you are subject to the tax laws of another country, whether by reason of your nationality, residence or otherwise, you should be aware that there may be other tax and social insurance consequences that may apply to you. Every participant should consult with their own personal tax advisors as to the tax consequences of their participation in the exchange offer.

THIS OFFER

Section 1.    Number of Shares Subject to Eligible Options; Eligible Participants; Expiration of the Exchange Offer.

The number of shares subject to new options you will receive in exchange for a tendered eligible option will be based on the per share exercise price in effect under the tendered option. The ratios by which you can determine the actual number of shares that will be subject to new options to be issued are set forth in the table below:

Option Exercise Price Per Share	Ratio of (i) the number of shares subject to the new option to (ii) the number of shares subject to the tendered eligible option

$0.19 to $4.00	1-for-1

$4.01 to $5.00	1-for-2

$5.01 or more	1-for-5

As set forth in the table above, the following exchange ratios will be in effect for the eligible options:

If the exercise price per share of an eligible option is at least $0.19 but not more than $4.00, the number of shares subject to the new option will be the same as the number of shares subject to the tendered eligible option. If the exercise price per share of an eligible option is at least $4.01 but not more than $5.00, the number of shares subject to the new option will be determined by dividing the number of shares subject to the tendered eligible option by two, rounded down to the nearest whole number. If the exercise price per share of an eligible option is more than $5.01, the number of shares subject to the new option will be determined by dividing the number of shares subject to the tendered eligible option by five, rounded down to the nearest whole number.

The following table shows the number of eligible options outstanding, by applicable exchange ratio, as of May 5, 2006:

Applicable Exchange Ratio	Number of Shares Underlying Eligible Options (1)	Weighted Average Exercise Price Per Share	Weighted Average Remaining Life (Years)	Maximum Number of Shares Underlying New Options that May be Granted
1-for-1	7,935,212	1.69	7.8	7,935,212
1-for-2	388,776	4.41	5.4	194,388
1-for-5	509,798	167.05	4.4	101,959

Total	8,833,786	$11.55	7.5	8,231,559

(1)	8,585,911 of the total number of shares underlying eligible options outstanding on May 5, 2006 were fully vested. However, under the terms of this exchange offer, all newly issued grants will be subject to a four year vesting schedule, adjusted to provide for partial acceleration and with vesting of the remaining portion of the option subject to continued employment through the applicable vesting date.

Each person who:

°	holds eligible options;

°	is an employee of, consultant to, or a director of Critical Path on the date this exchange offer is made; and

°	continues to be an employee of, consultant to, or a director of Critical Path at, and has neither submitted or received a notice of termination, nor has otherwise terminated his or her employment or service provider contract or arrangement prior to, the time this exchange offer expires is eligible to participate in the exchange offer.

You will not be eligible to tender eligible options or receive new options if your employment with CPTH is terminated, you cease being a service provider for any reason prior to the expiration of the exchange offer, including retirement, disability or death or you submit or receive a notice of termination. A participant who is on an authorized leave of absence and is otherwise an eligible participant on such date will be eligible to tender eligible options prior to the expiration of the exchange offer. If you tender your eligible options and they are accepted and cancelled in this exchange offer and you are on an authorized leave of absence at the expiration time, you will be entitled to a grant of new options as long as you are otherwise eligible to receive new options on such date. Leave is considered “authorized” if it was approved in accordance with policies or practices of CPTH.

This exchange offer is scheduled to expire at 12:00 midnight, U.S. Pacific (San Francisco) Time, on Wednesday, June 28, 2006, referred to as the expiration of the exchange offer, unless and until we, in our sole discretion, have extended the expiration of the exchange offer. See Section 14 (“Extension of Exchange Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend this exchange offer.

Section 2.    Purpose of this Exchange Offer.

We are making this exchange offer for incentive and compensatory purposes. Stock options have been, and continue to be, a key part of our workforce incentive compensation and retention programs. Stock options are designed to motivate and reward employees’ and service providers’ efforts toward the Company’s growth and success. By granting stock options to employees and other service providers, we intend to align their interests with our shareholders’ interests, provide incentives for them to grow long-term shareholder value and encourage their long-term employment.

On December 27, 2005, the Company accelerated the vesting of all then outstanding stock options. For further information regarding the acceleration of stock option vesting, please refer to our Current Report on Form 8-K filed on December 28, 2005. However, virtually all of our optionees hold stock options with exercise prices that exceed the current market price of our common stock. Consequently, we believe that these options no longer provide the long-term incentive and retention objectives that they were intended to provide. The exchange offer is intended to address this situation by providing employees, consultants and directors with an opportunity to exchange eligible options for new options.

We believe the exchange offer will provide us with an opportunity to motivate our workforce to achieve future growth. By realigning the exercise prices of previously granted stock options with the current value of our common stock, we believe that the options outstanding under the Plans will again become important tools to help motivate and retain our existing employees and other service providers and continue to align their interests with those of our shareholders. While we hope that this exchange offer will ameliorate the current disparity between the market price of our common stock and the exercise price of eligible options, given the volatile and unpredictable nature of the economy and stock market, we cannot guarantee that the new options will have a lower exercise price than the eligible options you elect to tender.

We do not make any recommendation as to whether you should tender your eligible options, nor have we authorized any person to make any such recommendation. We recommend you evaluate carefully all of the information in this exchange offer and consult your own tax, legal, accountant and financial advisors. You must make your own decision whether to tender your eligible options for exchange.

Section 3.    Procedures For Tendering Eligible Options.

If you are an eligible participant on the date that you choose to tender eligible options, you may tender your eligible options at any time before the expiration of the exchange offer. If we extend this exchange offer beyond that time, you may tender your eligible options at any time until the extended expiration of the exchange offer, if you are an eligible participant on the date you tender.

If you want to tender any of your eligible options, you must tender one or more eligible options in their entirety. This means that you may not tender only a portion of an outstanding eligible option. However, if you have more than one outstanding eligible option grant, you may tender all of the eligible options under one or more grants and choose not to tender the eligible options subject to a different grant.

Proper Tender of Eligible Options.  To validly tender your eligible options pursuant to this exchange offer you must remain an eligible participant and must not have received nor have given a notice of termination or otherwise terminated your employment prior to the expiration of the exchange offer. You must, in accordance with the terms of the enclosed Election Form, deliver a properly completed and signed Election Form and any other documents required by the Election Form to the attention of Tom Quigley, by hand, by facsimile ((415) 541-2307), by regular or overnight mail (Critical Path, Inc., 2 Harrison Street, 2nd Floor, San Francisco, California 94105, Attention: Tom Quigley), or by email (optionexchange@criticalpath.net). Except as described in the following sentence, the Election Form must be signed by the eligible participant who tendered the eligible options exactly as the eligible participant’s name appears on the stock option agreement relating to the eligible option. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form. You do not need to return your stock option agreements relating to any tendered eligible options, as they will be automatically cancelled if we accept your eligible options for exchange.

Your eligible options will not be considered tendered until we receive the properly completed and signed Election Form. We must receive your properly completed and signed Election Form by 12:00 midnight, U.S. Pacific (San Francisco) Time, on Wednesday, June 28, 2006. If you miss this deadline, you will not be permitted to participate in this exchange offer. We will only accept delivery of the signed

Election Form by hand, by facsimile, by regular or overnight mail or by email. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine, in our sole discretion, the number of shares subject to eligible options and all questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any tender of eligible options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of eligible options. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of this exchange offer or any defect or irregularity in any tender with respect to any particular eligible options or any particular eligible participant. No tender of eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering eligible participant or waived by us. Neither CPTH nor any other person is obligated to give notice of any defects or irregularities in tenders. This is a one-time offer, and we will strictly enforce this offer period, subject only to any extension of the expiration of the exchange offer that we may grant in our sole discretion.

Our Acceptance Constitutes an Agreement.  Your tender of eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this exchange offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered eligible options in accordance with Section 5 (“Acceptance of Eligible Options for Exchange; Issuance of New Options”). Our acceptance for exchange of eligible options tendered by you pursuant to this exchange offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this exchange offer.

Subject to our rights to terminate and amend this exchange offer in accordance with Section 6 (“Conditions of this Exchange Offer”), we will accept and cancel, as of the expiration of the exchange offer, all properly tendered eligible options that have not been validly withdrawn. You will be required to enter into a stock option agreement governing the terms of your new stock options.

Section 4.    Withdrawal Rights.

If you elect to accept this exchange offer as to some or all of your eligible options and later change your mind, you may withdraw your tendered options, and reject this offer, by following the procedure described in this Section 4. Please note that, just as you may not tender only part of an eligible option, you also may not withdraw your election with respect to only part of an eligible option. Accordingly, if you elect to withdraw previously tendered options relating to a particular grant, you must reject this exchange offer with respect to all of the eligible options relating to that particular option grant but need not reject other eligible options relating to different options.

You may withdraw your tendered options at any time before 12:00 midnight, U.S. Pacific (San Francisco) Time, on Wednesday, June 28, 2006. If we extend this exchange offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of this exchange offer. In addition, if we have not accepted your tendered options on or before July 27, 2006, you will also have the right to withdraw your tendered options after that date and until your tendered options have been accepted. We currently intend to accept properly tendered options promptly after the scheduled expiration of the exchange offer, which is currently Wednesday, June 28, 2006.

To validly withdraw tendered options, you must deliver to us (using one of the same delivery forms set forth in Section 3) a properly completed and signed Notice of Withdrawal while you still have the right to withdraw the tendered options. Your tendered Eligible Options will not be considered withdrawn until we receive your Notice of Withdrawal. If you miss the deadline but remain an employee of or other service provider to CPTH, any previously tendered eligible options will be cancelled and exchanged pursuant to this exchange offer. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated in Section 3 above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

The Notice of Withdrawal must specify the eligible options to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be signed by the eligible participant who tendered the eligible options to be withdrawn exactly as such eligible participant’s name appears on the Election Form previously submitted. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal. We have filed a form of the Notice of Withdrawal as an exhibit to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on May 31, 2006. We will deliver a copy of the Notice of Withdrawal to all option holders that validly elect to participate in this exchange offer.

You may not rescind any withdrawal, and any eligible options you withdraw will thereafter be deemed not properly tendered for purposes of this exchange offer unless you properly re-tender those eligible options before the expiration of the exchange offer by following the procedures described in Section 3 of this exchange offer.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determinations of these matters will be final and binding.

Section 5.    Acceptance of Eligible Options For Exchange; Issuance of New Options.

Upon the terms and subject to the conditions of this exchange offer, we will accept for exchange all eligible options properly tendered and not validly withdrawn promptly after the scheduled expiration of the exchange offer, which is currently 12:00 midnight, U.S. Pacific (San Francisco) Time, on Wednesday, June 28, 2006. Once we have accepted eligible options tendered by you, the eligible options you tendered will be cancelled and you will no longer have any rights under the tendered eligible options. We will issue stock option agreements for the new options promptly after we accept tendered eligible options. If this exchange offer is extended, then the date on which we will issue the new stock options will also be extended.

Promptly after we cancel eligible options tendered for exchange, we will send each tendering eligible option holder a “rights letter” indicating the number of shares underlying the options that we have accepted for exchange, the date of acceptance, as well as the number of shares underlying the new stock option that will be issued to each tendering option holder. We filed a form of this letter with the Securities and Exchange Commission on May 31, 2006 as an exhibit to the Tender Offer Statement on Schedule TO.

If you have tendered eligible options under this exchange offer and your employment terminates for any reason, or if you receive or submit a notice of termination, before the exchange offer expires, you will no longer be eligible to participate in the exchange offer, and we will not accept your eligible options for cancellation. In that case, generally you may exercise your existing options for a limited time after your termination date to the extent they are vested and in accordance with their terms.

If, for any reason, you are not an employee of or providing services to CPTH at the time of expiration of the exchange offer, you will not receive any new options or any other consideration in exchange for your tendered eligible options that we have accepted for exchange, though you will be entitled to reclaim the eligible options you tendered.

Participation in this exchange offer does not confer upon you the right to remain an employee of or service provider to CPTH. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the employ of CPTH until the expiration of the exchange offer.

Section 6.    Conditions of this Exchange Offer.

Notwithstanding any other provision of this exchange offer, we will not be required to accept any eligible options tendered for exchange, and we may terminate or amend this exchange offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the expiration of the exchange offer, any of the following events has occurred:

(a)	any threatened or instituted action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal, that directly or indirectly challenges the making of the exchange offer, the cancellation of some or all of the eligible options tendered for exchange, the issuance of new options, or otherwise relates in any manner to the exchange offer or that, in our reasonable judgment, could (i) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company, or (ii) materially impair the contemplated future conduct of our business;

(b)	any action is threatened, instituted or taken, or any approval, exemption or consent is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the exchange offer or us, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:

(i)	make it illegal for us to accept some or all of the tendered eligible options for exchange, or to issue some or all of the new options, or otherwise restrict or prohibit consummation of this exchange offer or otherwise relate in any manner to this exchange offer;

(ii)	require that we obtain shareholder approval of this exchange offer or the issuance of the new options; or

(iii)	delay or restrict our ability, or render us unable, to accept the tendered eligible options for exchange or to grant new options for some or all of the tendered eligible options.

(c)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

(d)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

(e)	the commencement of a war or other national or international calamity directly or indirectly involving the United States (other than the current situations in Iraq and Afghanistan), which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer; or

(f)	a tender or exchange offer (other than this exchange offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for us, is proposed, announced or is publicly disclosed.

The conditions to this exchange offer are for our benefit. We may assert them in our sole discretion prior to the expiration of the exchange offer regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). We may waive them, in whole or in part, at any time and from time to time prior to the expiration of the exchange offer, in our sole discretion, whether or not we waive any other condition to this exchange offer. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

Section 7.    Price Range of Common Stock.

Our outstanding eligible options give eligible participants the right to acquire shares of our common stock. None of the eligible options are traded on any trading market. Our common stock trades on the NASDAQ Stock Market’s Over-the-Counter Bulletin Board (OTCBB) under the symbol “CPTH.OB.” The following table shows the highest and lowest closing sale prices of our common stock as reported by The NASDAQ Stock Market for the most recently completed fiscal quarter and the quarterly periods during the fiscal years ended December 31, 2005 and December 31, 2004.

	High	Low
Fiscal 2006
First Quarter	$0.39	$0.15
Fiscal 2005
Fourth Quarter	$0.57	$0.27
Third Quarter	0.65	0.30
Second Quarter	0.80	0.39
First Quarter	1.85	0.64
Fiscal 2004
Fourth Quarter	$1.54	$0.60
Third Quarter	1.44	0.59
Second Quarter	5.46	1.25
First Quarter	2.66	1.21

At the close of business on May 26, 2006, there were 37,613,915 shares of CPTH common stock outstanding. On May 30, 2006, the closing price for our common stock as reported on the OTCBB was $0.205 per share. We recommend that you obtain current market quotations for our common stock, among other information, before deciding whether or not to tender your eligible options.

Section 8.    Source and Amount of Consideration; Terms of New Options.

Consideration.  Subject to the terms of this exchange offer, we will issue new options to purchase our common stock under the 1998 Plan, whether or not the tendered eligible option was issued under the 1998 Plan or the 1999 Plan, to eligible participants on the grant date of the new options, in exchange for eligible options properly tendered, accepted by us and cancelled.

If we receive and accept tenders of all of the 8,833,786 shares underlying outstanding eligible options as of May 5, 2006, of which 8,585,911 shares are fully vested, we would issue new options exercisable for an aggregate of 8,231,559 shares of our common stock, resulting in a net decrease in shares underlying options outstanding of approximately 602,227 shares.

Terms of new options.  Each new option will have substantially the same terms and conditions as the eligible option cancelled in this exchange offer, except as follows:

°	all new options will expire seven years after the new option grant date;

°	the exercise price per share for each new option will be equal to the closing sale price of our common stock on the OTCBB as reported by The NASDAQ Stock Market on the business day immediately prior to the grant date of the new options;

°

the new options issued to eligible employees and consultants will have a four-year vesting period adjusted as follows: (1) 50% of the new options issued to eligible employees and consultants that have provided services to Critical Path as of May 31, 2006 for two or more years will immediately vest with the remaining portion vesting in equal monthly installments for each full month of continuous service over the subsequent 24-month period; and (2) 25% of the new options issued to eligible employees and consultants that have provided services to Critical Path as of May 31, 2006 for less than two years will immediately vest with the remaining portion vesting in equal monthly installments for each full month of continuous service over the subsequent 36-month period;

°	the new options issued to eligible directors will retain the vesting schedule and vesting commencement date that would have been in effect for their tendered eligible options in the absence of the acceleration of vesting that occurred on December 27, 2005;

°	all new options will be issued under the 1998 Plan. Options issued under the 1999 Plan contain different provisions than the 1998 Plan for the treatment of the option in the event of a merger or reorganization of the Company. The 1998 Plan provides that outstanding options will be subject to the agreement of merger or reorganization. The 1999 Plan provides that in the event of a merger or the sale of substantially all of the assets of Critical Path each outstanding option shall be assumed or an equivalent option substituted by the successor corporation, and in the event the outstanding options are not assumed or substituted, the options shall fully vest and become exercisable for a limited period of time. Because all new options will be subject to the 1998 Plan’s provisions regarding mergers and reorganizations, except as set forth in the next bullet, in the event of a merger or reorganization, all new options, including those granted in exchange for the surrender of outstanding options under the 1999 Plan, will be subject to the terms of the merger or reorganization agreement, notwithstanding any different provisions contained in the 1999 Plan under which tendered eligible options were issued; and

°	if your option agreement or employment or other agreement governing your eligible options contains provisions regarding the acceleration of vesting in certain circumstances, for example in connection with a change of control of the Company (other than the standard provision in the 1999 Plan that will be replaced with the standard provision of the 1998 Plan described above), the option agreement you receive governing your new options will be subject to the same acceleration provisions as in effect prior to the exchange offer.

The other terms and conditions of the new options will be comparable to the other terms and conditions of your eligible options. The grant of new options pursuant to this exchange offer will not create any contractual or other right of the eligible participants to receive any future grants of stock options or benefits in lieu of stock options or any right of continued employment.

The terms and conditions of your eligible options are set forth in the option plans under which they are currently outstanding and your individual option agreements. The description of the new options set forth herein is only a summary of some of the material provisions of the 1998 Plan under which the new options will be issued and is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the 1998 Option Plan and a form of new option agreement for eligible participants, which is filed as an exhibit to the Tender Offer Statement on Schedule TO, of which this exchange offer is a part. See Section 16 (“Additional Information”) for a discussion of how to obtain copies of the option plans and the forms of new option agreements.

The terms of the 1998 Plan and the 1999 Plan are substantially similar and, unless otherwise noted, the description applies to each of these plans.

Eligible Participants Under the Option Plans.  Our employees and consultants, other than officers and directors, are eligible to receive awards under the 1999 Plan; provided however, that officers may be granted options under the 1999 Plan in connection with their initial employment with Critical Path. Our employees, directors and consultants are eligible to receive awards under the 1998 Plan.

Awards.  The 1998 Plan permits the granting of stock options that are incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), non-qualified stock options (stock options that do not qualify as incentive stock options) and stock purchase rights. The 1999 Plan permits the granting of incentive stock options and non-qualified stock options. New options granted in exchange for the surrender of outstanding incentive stock options will be incentive stock options and new options granted in exchange for the surrender of outstanding non-qualified stock options will be non-qualified stock options. All new options granted in exchange for the surrender of outstanding stock options, including those granted under the 1999 Plan, will be granted under and according to the terms of the 1998 Plan.

Administration.  The 1999 Plan is administered by our Board of Directors or, upon its delegation, by a committee of the Board (the “Administrator”). The 1998 Plan is administered by one or more committees appointed by the Board of Directors (the “Administrator”). Subject to the Plans’ terms, the respective Administrator has full authority in its discretion to take any action with respect to the Plans, including the authority to fashion the terms of grants as it deems appropriate and to select the participants to whom awards will be granted.

Term and Termination.  The term of each option is fixed by the respective Administrator, but may not exceed 10 years. The new options to be granted pursuant to this exchange offer will expire seven years after the new option grant date. Typically, options will remain exercisable upon the termination of employment or cessation of service, whether for retirement or otherwise, for a period of 30 days after the termination date, to the extent they were vested on the date of termination. In the case of termination due to death or disability, the number of shares that were vested on the date of such termination will generally remain exercisable for 6 months after such date. No part of an option can be exercised after its termination date.

Exercise Price.  The exercise price of each option is determined by the Administrator. The per share exercise price of the new options to be granted pursuant to this exchange offer will be equal to the closing sales price of our common stock on the OTCBB as reported by The NASDAQ Stock Market on the business day immediately prior to the new option grant date. We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your eligible options.

Vesting and Exercise.  The respective Administrator determines at what time or times each option may be exercised. The new options issued to eligible employees and consultants will have a four-year vesting period adjusted as follows: (1) 50% of the new options issued to eligible employees and consultants that have provided services to Critical Path as of May 31, 2006 for two or more years will immediately vest with the remaining portion vesting in equal monthly installments for each full month of continuous service over the subsequent 24-month period; and (2) 25% of the new options issued to eligible employees and consultants that have provided services to Critical Path as of May 31, 2006 for less than two years will immediately vest with the remaining portion vesting in equal monthly installments for each full month of continuous service over the subsequent 36- month period. New options issued to employees or consultants will have either of the vesting schedules described in this paragraph, regardless of the vesting schedule that was applicable to the eligible options tendered for exchange and regardless of whether or not the eligible options were fully or partially vested. The new options issued to eligible directors will retain the vesting schedule and vesting commencement date that would have been in effect for their tendered eligible options in the absence of the acceleration of vesting that occurred on December 27, 2005. Continued vesting will be contingent upon continuous employment with or provision of services to Critical Path.

Method of Exercising New Options.  An eligible participant may exercise the new options as soon as they vest in accordance with the terms of the 1998 Plan and the eligible participant’s new option agreement by providing us with (i) a written notice identifying the new option and stating the number of whole shares of common stock that the eligible participant desires to purchase and the aggregate purchase price to be paid for such shares; (ii) such other documents as we may reasonably request; and (iii) payment in full in cash or in such other payment form as is acceptable to us and in accordance with the plan and the applicable new option agreement.

Prohibition Against Transfer, Pledge and Attachment.  Except as may be permitted by the administrator and as is set forth in the new option agreement, the new options are personal to the eligible participant and may not be transferred, sold, assigned, pledged, encumbered or hypothecated in any way, and during the eligible participant’s lifetime shall be exercisable only by the eligible participant. An eligible participant may transfer a new option, and the rights and privileges conferred by it, upon the eligible participant’s death, either by will or under the laws of intestate succession. All transferees shall be subject to all of the terms and conditions of the new options to the same extent as the eligible participant.

Adjustments Upon Certain Events.  If the outstanding shares of our common stock are changed by reason of any stock split, reverse stock split, stock dividend, reorganization, merger, consolidation, combination, exchange of shares, liquidation, reclassification of shares or other similar change in capitalization or event affecting the common stock, the respective Administrator will have the authority to appropriately adjust the relevant terms and conditions of outstanding awards.

Merger or Reorganization.  In the event of a merger or reorganization of the Company, the 1998 Plan provides that outstanding options shall be subject to the agreement of merger or reorganization. The 1999 Plan provides that in the event of a merger or the sale of substantially all of the assets of the Company each outstanding option shall be assumed or an equivalent option substituted by the successor corporation, and in the event the outstanding options are not assumed or substituted, the options shall fully vest and become exercisable for a limited period of time.

All new options will be subject to the 1998 Plan’s provisions regarding mergers and reorganizations. Accordingly, in the event of a merger or reorganization, all new options, including those granted in exchange for the surrender of outstanding options under the 1999 Plan, will be subject to the terms of the merger or reorganization agreement, notwithstanding any different provisions contained in the 1999 Plan under which tendered eligible options were issued.

Except as described above, the new options granted to eligible participants will be subject to any provisions relating to a change of control of the Company set forth in the eligible option, employment or other agreement that governs the tendered eligible options. For the change of control provisions currently applicable to the directors and executive officers, see Section 10 (“Interests of Directors and Officers; Transactions and Arrangements Concerning any Securities of CPTH”).

Amendment of the Plan.  Our Board of Directors may amend the Plans and any award granted under them at any time; provided, however, that (i) Critical Path shareholders must approve such amendment when required by applicable law, rule or regulation; and (ii) amendment or termination of an award shall not, without the consent of a recipient of an award, materially adversely affect the rights of the recipient with respect to an outstanding award.

Rights as Shareholders and Employees.  Option holders have no rights with respect to any of our common stock subject to outstanding options until such shares are issued in accordance with the provisions of the Plans and the applicable new option agreement. Nothing in the Plans confers upon any eligible participant any right to continued employment.

Tax Consequences.  Eligible participants should refer to Section 13 (“Material Tax Consequences”) for a discussion of some of the tax consequences of accepting or rejecting this exchange offer to tender eligible options for cancellation and of the grant of the new options under this exchange offer. You should consult with your own tax advisor to determine the specific tax consequences of this exchange offer to you.

Registration of Underlying Shares.  All of the shares of common stock issuable under the Plans have been registered under the Securities Act of 1933, as amended (the “Securities Act”), on registration statements on Form S-8 filed with the SEC. Accordingly, all the shares issuable upon exercise of all new options will have been registered under the Securities Act. Unless you are considered an “affiliate” of CPTH, you generally will be able to sell your shares underlying your new options free of any transfer restrictions under applicable U.S. securities laws.

Section 9.    Information Concerning CPTH; Financial Information.

Information Concerning CPTH.  Critical Path, Inc. delivers software and services that enable the rapid deployment of highly scalable valued-added solutions for consumer messaging and identity management. CPTH’s messaging and identity management solutions help organizations expand the range of digital communications services they provide while helping to reduce overall costs. CPTH’s messaging solutions provide integrated access to a broad range of communication and collaboration applications from wireless devices, web browsers, desktop clients, and voice systems. CPTH’s identity management solutions are designed to reduce burdens on helpdesks, simplify the deployment of key security infrastructure, enable compliance with new regulatory mandates, and help reduce the cost and effort of deploying applications and services to distributed organizations, mobile users, suppliers, and customers.

Except as otherwise disclosed in this exchange offer or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

(a)	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries;

(b)	any purchase, sale or transfer of a material amount of our assets or the assets of our subsidiaries;

(c)	any material change in our present dividend rate or policy, indebtedness or capitalization;

(d)	any change in our present Board of Directors or management or management contracts, other than changes in the number or term of directors or to fill any existing board vacancies, or as may otherwise occur in the ordinary course of business;

(e)	any other material change in our corporate structure or business;

(f)	our common stock ceasing to be authorized to be quoted on the OTCBB;

(g)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (which we refer to herein as the “Exchange Act”);

(h)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

(i)	the acquisition by any person of our securities or the disposition of any of our securities, other than our employees, directors, executive officers and consultants who may: (i) acquire or dispose of rights to our securities pursuant to existing or future restricted stock or stock option exercises or grants; or (ii) make purchases or sales pursuant to existing or future trading plans that have been structured to comply with Rule 10b5-1 under the Exchange Act; or

(j)	any change in our Restated Articles of Incorporation or Bylaws, or any actions that may impede the acquisition of control of us by any person.

Financial Information

We have presented below selected consolidated financial data for Critical Path, Inc. The selected historical statement of operations data for the years ended December 31, 2005 and 2004 and for the three months ended March 31, 2006 and March 31, 2005 and the selected historical balance sheet data as of March 31, 2006 and December 31, 2005 and 2004 have been derived from and are qualified by reference to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2005 filed with the SEC on April 4, 2006 and our quarterly report on Form 10-Q for the quarter ended March 31, 2006 filed with the SEC on May 16, 2006. The information below should be read together with our consolidated financial statements and the notes related thereto as well as the section of Form 10-K and Form 10-Q and our other reports entitled “Management’s Discussion of Financial Condition and Results of Operations. Please see Section 16 (“Additional Information”) of this exchange offer for instructions on how you can obtain copies of our SEC filings. We have presented the following data in thousands, except per share data.

Selected Consolidated Financial Data

	Year Ended December 31,		Three Months Ended March 31,

	2004	2005	2005	2006
	(in thousands, except per share amounts)
Consolidated statement of operations data:
Net revenues	$71,072	$66,832	$17,440	$11,014

Gross profit	22,520	31,503	7,090	5,661

Net loss	(51,997)	(13,652)	(7,369)	(3,942)

Net loss attributable to common shares	$(66,562)	$(32,382)	$(12,646)	$(7,403)

Basic and diluted net loss attributable per common share	$(3.15)	$(1.01)	$(0.46)	$(0.20)

Basic and diluted weighted average shares outstanding	21,123	31,933	27,256	36,133

	2004	2005	2006
	(in thousands)
Consolidated balance sheet data:
Current assets	$47,473	$33,996	$36,790
Noncurrent Assets	21,726	11,428	11,157
Total assets	69,199	45,424	47,947
Current liabilities	44,790	29,352	34,083
Noncurrent liabilities	14,221	20,787	21,982
Total liabilities	59,011	50,139	56,065
Mandatorily redeemable preferred stock	122,377	120,293	123,754
Shareholders’ deficit	(112,189)	(125,008)	(131,872)

Book Value Per Share and Ratio of Earnings to Fixed Charges

We had a book value per outstanding share of $(3.52) as of the close of business on March 31, 2006. Since we have no earnings, the ratio of earnings to fixed charges was not applicable for the years ended December 31, 2005 and December 31, 2004 or the three months ended March 31, 2006 and March 31, 2005.

Section 10.    Interests of Directors and Officers; Transactions and Arrangements Concerning any Securities of CPTH.

As of the close of business on May 5, 2006, our executive officers and directors (twelve persons) as a group held options unexercised and outstanding under the Option Plans to purchase a total of 4,142,905 of our shares of common stock, which represented approximately 47% of the shares of common stock subject to all eligible options unexercised and outstanding under the Option Plans as of that date.

The following table below sets forth the beneficial ownership of each of our executive officers and directors of eligible options unexercised and outstanding as of the close of business on May 5, 2006 issued under the Option Plans. The percentages in the tables below are based on the total number of outstanding eligible options to purchase shares of our common stock under the Option Plans, which was 8,833,786 as of the close of business on May 5, 2006. The address of each executive officer and director is: c/o Critical Path, Inc., 2 Harrison Street, 2nd Floor, San Francisco, California 94105.

Name and Position	Number of Eligible Stock Options		Exercise Price	Percentage of Total Outstanding Stock Options
Mark Ferrer, Chairman of the Board of Directors and Chief Executive Officer (1)	1,021,234		$0.60
	1,061,052		2.11

Total	2,082,286			23.6%

James A. Clark, Executive Vice President and Chief Financial Officer (2)	20,000		$0.65
	350,000		2.38

Total	370,000			4.2%

Donald Dew, Chief Technology Officer and Executive Vice President, Product Management	5,000		0.65
	37,500		3.12
	18,750		3.52
	25,000		4.36
	6,250		4.52
	12,500		172.00
	7,500		202.00

Total	112,500			1.3%

Mark Palomba, Executive Vice President, Worldwide Sales and Field Operations (2)	20,000		0.65
	350,000		1.87

Total	370,000			4.2%

Barry Twohig, Executive Vice President, Engineering (3)	20,000		0.65
	112,500		3.12
	18,750		3.52
	12,500		4.00
	25,000		4.36
	9,375		4.52
	616		15.44
	1,352		51.52
	6,250		202.00
	3,750		300.00

Total	210,093			2.4%

Michael Zukerman, Executive Vice President, General Counsel and Secretary (4)	20,000		0.65
	22,266		1.44
	75,000		1.56
	37,500		3.48
	12,500		3.52
	50,812		4.52

Total	218,078			2.5%

Mario Bobba, Director	15,000	(5)	0.29
	75,000	(5)	0.44
	75,000		0.65
	25,000		3.12
	25,000		3.52
	10,532		4.00
	25,000		4.08
	8,883		4.52

	1,533	15.44
	9,000	300.00

Total	269,948		3.1%

Edmond Ip Tak Chuen, Director (5)	15,000	0.29
	75,000	1.23

Total	90,000		1.0%

Ross M. Dove, Director (5)	15,000	0.29
	15,000	1.23
	75,000	3.12

Total	105,000		1.2%

Frost R. R. Prioleau, Director (5)	15,000	0.29
	15,000	1.23
	75,000	2.23

Total	105,000		1.2%

Michael J. Shannahan, Director (5)	15,000	0.29
	15,000	1.23
	75,000	1.81

Total	105,000		1.2%

Tom Tinsley, Director (5)	15,000	0.29
	15,000	1.23
	75,000	1.81

Total	105,000		1.2%

Grand Total	4,142,905		47.1%

(1)	In March 2004, Mr. Ferrer was elected as the Chief Executive Officer and Chairman of the Board of CPTH. In March 2004, Mr. Ferrer received two options to purchase an aggregate of 1,061,052 shares of CPTH’s common stock. In July 2004, upon completion of CPTH’s rights offering, Mr. Ferrer received additional options to purchase 1,021,234 shares of common stock. Prior to our determination in December 2005 to accelerate the vesting of all outstanding options, Mr. Ferrer’s options provide that if CPTH were acquired and Mr. Ferrer’s options were not assumed in the acquisition, his options would become immediately vested in full. If we were to terminate Mr. Ferrer without cause (as that term is defined in his employment agreement) or due to his disability or if Mr. Ferrer were to resign as a result of an uncured constructive termination (as that term is defined in his employment agreement) within 12 months following a change of control or within 3 months prior to a change of control, Mr. Ferrer would be entitled to accelerated vesting of the greater of (i) 75% or twelve months of unvested restricted shares or (ii) twelve months of accelerated vesting of Mr. Ferrer’s unvested stock options. Pursuant to the exchange offer, new options issued in exchange for these eligible options held by Mr. Ferrer will again be subject to the provisions described in this footnote.

(2)	Prior to our determination in December 2005 to accelerate the vesting of all outstanding options, if terminated by the Company without “cause” or by the officer for “good reason” within 6 months following a “change of control” (each term as defined in the applicable employment or option agreement), all of the then unvested options would have automatically vested. Pursuant to the exchange offer, any new option issued in exchange for these eligible options will again be subject to the provisions described in this footnote.

(3)	Prior to our determination in December 2005 to accelerate the vesting of all outstanding options, if involuntarily terminated (as defined in the memorandum to Mr. Twohig dated March 1, 2003 (the “Memorandum”)) by the Company within 12 months following a “change of control” (as defined in the Memorandum), all of Mr. Twohig’s then unvested options would automatically become vested. Pursuant to the exchange offer, any new option issued to Mr. Twohig in exchange for these eligible options will again be subject to the provisions described in this footnote.

(4)	Prior to our determination in December 2005 to accelerate the vesting of all outstanding options, if terminated by the Company without “cause” or by the officer for “good reason” following a “change of control” (each term as defined in Mr. Zukerman’s employment agreement), all of the then unvested options held by Mr. Zukerman would automatically become vested. Pursuant to the exchange offer, any new option issued in exchange for these eligible options will again be subject to the provisions described in this footnote.

(5)	Prior to our determination in December 2005 to accelerate the vesting of all outstanding options, options granted to outside directors of Critical Path would become fully vested in the event of a change of control of the Company. Pursuant to the exchange offer, any new option issued in exchange for these eligible options will again be subject to the provisions described in this footnote.

On April 25, 2006, each outside director was granted an option to purchase 15,000 shares of Critical Path common stock. On May 5, 2006, the following transactions occurred:

•	Mr. Clark sold 11,530 shares of common stock at $0.25 per share pursuant to a Rule 12b5-1 trading plan to cover withholding taxes upon the vesting of 20,000 restricted stock units previously granted to Mr. Clark under the 1998 Plan;

•	Mr. Twohig sold 10,488 shares at $0.241 per share and 1,021 at $0.24 per share pursuant to a Rule 12b5-1 trading plan to cover withholding taxes upon the vesting of 25,000 restricted stock units previously granted to Mr. Twohig under the 1998 Plan;

•	Mr. Zukerman sold 25,000 shares at $0.25 per share pursuant to a Rule 12b5-1 trading plan upon the vesting of 25,000 restricted stock units previously granted to Mr. Zukerman under the 1998 Plan;

•	Mr. Palomba sold 6,720 shares at $0.241 per share pursuant to a Rule 12b5-1 trading plan to cover withholding taxes upon the vesting of 17,500 restricted stock units previously granted to Mr. Palomba under the 1998 Plan; and

•	2,117 shares vested in connection with restricted stock units previously granted to Mr. Dew and the Company withheld 954 shares to cover the taxes due upon vesting.

On May 16, 2006, 42,551 shares vested in connection with restricted stock units previously granted to Mr. Ferrer and the Company withheld 13,701 shares to cover the taxes due upon vesting. Also on May 16, 2006, Mr. Ferrer gifted 28,850 shares of the Company’s common stock to his wife.

Except for the transactions described above, neither we, nor, to the best of our knowledge, any of our executive officers or directors, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock or in transactions involving our common stock during the past 60 days before and including May 31, 2006.

Section 11.  Status of Eligible Options Acquired by Us in this Exchange Offer; Accounting Consequences of this Exchange Offer.

Eligible options that we accept for exchange and acquire pursuant to this exchange offer will be cancelled as of the expiration of the exchange offer and the shares of common stock subject to them will be returned to the pool of common stock available for future option grants under the 1998 Plan or the 1999 Plan, as applicable. To the extent such shares are not in turn reserved in connection with this exchange offer, they will be available for future grants under the 1998 Plan or the 1999 Plan, as applicable, without further shareholder action, except as may be required by applicable law or any stock exchange or automated quotation system on which our common stock is then quoted or listed.

As a result, the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123(R)), stock compensation is calculated based upon the fair value of the awards in accordance with the new standard and the variable accounting treatment will cease. The Company adopted SFAS 123(R) on January 1, 2006. In accordance with SFAS 123R, cancellation of an award accompanied by the concurrent grant of (or offer to grant) a replacement award shall be accounted for as a modification of the terms of the cancelled award. Therefore, the incremental compensation cost will be measured as the excess of the fair value of the replacement award over the fair value of the cancelled award at the cancellation date. The amount of these charges will depend on the Company’s common stock price as reported on the NASDAQ Stock Market’s Over-the-Counter Bulletin Board and the number of new options to be issued in exchange for the cancelled options, neither of which can be predicted with certainty.

The Company used the Black-Scholes valuation model to estimate the value of new options to be granted and the value of existing options to be surrendered under this exchange offer. The Black-Scholes valuation model is intended for use in estimating the fair value of publicly traded options that have no vesting restrictions and are fully transferable, which differs significantly from the terms of both the new options to be granted and the currently existing options to be surrendered under this exchange offer. In addition, option valuation models, such as Black-Scholes, require the input of subjective assumptions, including the expected stock price volatility and the expected life of the options before exercise, which greatly affect the calculated grant date fair value. Based on preliminary estimates, the impact of this exchange offer is not expected to be material.

Section 12.  Legal Matters; Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to the exchange offer. We are not aware of any margin requirements or anti-trust laws applicable to this exchange offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible options and issuance of new options as contemplated by this exchange offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our new options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this exchange offer to accept tendered eligible options for exchange and to issue new options for tendered eligible options would be subject to obtaining any such governmental approval.

Section 13.  Material Tax Consequences.

The following is a discussion of the material U.S. federal income tax consequences of the acceptance and cancellation of eligible options and the grant of new options pursuant to the exchange offer. This discussion is based on the Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this exchange offer, all of which may change, possibly on a retroactive basis. This discussion does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all eligible participants. If you are a citizen or resident of a country other than the country in which you work, or are subject to the tax laws of more than one country, or change your residence or citizenship during the term, the information contained in this discussion may not be applicable to you.

WE ADVISE ALL ELIGIBLE PARTICIPANTS WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

We believe that if you exchange your eligible options for new options, you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange or when the new options are granted. Please review the discussion above under “Risk Factors — Tax-Related Risks” for information concerning the possibility that, even if you elect not to participate in the exchange, your incentive stock options may be affected.

If you tender an eligible option grant that was a non-qualified stock option and your eligible option is accepted and cancelled, the new option issued to you will be a non-qualified stock option. If you tender an eligible option grant that was an incentive stock option and your eligible option is accepted and cancelled, the new option issued to you will be an incentive stock option unless federal tax rules limit this characterization. In general, federal tax rules provide that if the fair market of an incentive stock option that is exercisable in a year exceeds $100,000, the excess will be treated as non-qualified stock option.

Non-qualified Stock Options.  Generally, an eligible participant will not recognize ordinary compensation income upon the grant of a non-qualified stock option. However, an eligible participant generally will recognize ordinary compensation income upon the exercise of a non-qualified stock option in an amount equal to the excess of the fair market value of the shares acquired through the exercise of the option on the exercise date over the exercise price. Your holding period for the shares acquired through exercise of the option will begin on the date of exercise.

An eligible participant will have a tax basis for any shares subject to a non-qualified option equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling shares acquired upon exercise of a non-qualified option, an eligible participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the shares acquired through exercise of the non-qualified option and the eligible participant’s tax basis in such shares. This capital gain or loss will be long-term capital gain or loss if the eligible participant has held the shares acquired through exercise of the non-qualified option for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the eligible participant has held such shares for a shorter period.

Incentive Stock Options.  Generally, an eligible participant will not recognize ordinary compensation income upon the grant of an incentive stock option or upon the exercise of an incentive stock option. (For alternative minimum tax, or AMT, purposes, the amount equal to the excess of the fair market value of the shares acquired through the exercise of the option on the exercise date over the exercise price is considered income subject to the AMT.) Instead, the tax is generally deferred until the holder sells the stock, at which time the holder is taxed on the entire gain. As long the sale is at least two years after the incentive stock option was granted and at least one year after the incentive stock option was exercised, the gain will be taxed at the long-term capital gains rate. Otherwise, the sale is considered a “disqualifying disposition,” and the holder will be taxed as if the option was a non-qualified stock option.

Tax Consequences to the Company.  The grant of a stock option by us will have no tax consequences to us. However, subject to Code Section 162(m) and certain reporting requirements, we generally will be entitled to a business-expense deduction upon the exercise of a non-qualified stock option in an amount equal to the amount of ordinary income attributable to an eligible participant upon exercise.

Withholding Taxes.  We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a non-qualified stock option by an eligible participant who has been employed by us. We will require any such eligible participant to make arrangements to satisfy this withholding obligation prior to the delivery of any certificate for our common stock.

Section 14.  Extension of Exchange Offer; Termination; Amendment.

We may, from time to time, extend the period of time during which the exchange offer is open and delay accepting any eligible options tendered to us by disseminating notice of the extension to eligible participants by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act, as amended. If the exchange offer is extended, we will provide appropriate notice of the extension and the new expiration time no later than 9:00 a.m. U.S. Pacific (San Francisco) Time on the next business day following the previously scheduled expiration of the exchange offer. For purposes of this exchange offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. Pacific (San Francisco) Time.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration of the exchange offer, to terminate or amend the exchange offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of this Exchange Offer”), by disseminating notice of the termination to the eligible participants by public announcement, oral or written notice or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions of the Exchange Offer”), has occurred or is deemed by us to have occurred, to amend the exchange offer in any respect prior to the expiration. Any notice of such amendment required pursuant to the exchange offer or applicable law will be disseminated promptly to eligible participants in a manner reasonably designed to inform eligible participants of such change and filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the exchange offer or the information concerning the exchange offer, or if we waive a material condition of the exchange offer, we will extend the exchange offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules dictate the minimum period during which a tender or exchange offer must remain open following material changes in the terms of the offer or information concerning the offer, and will depend on the facts and circumstances. For example, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the exchange offer open for at least 10 business days after the date of such notification:

(a)	we increase or decrease the amount of consideration offered for the eligible options;

(b)	we decrease the number of options that may be tendered in the exchange offer; or

(c)	we increase the number of eligible options that may be tendered in the exchange offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase.

Section 15.  Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible options pursuant to this exchange offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this exchange offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal, accountant and financial advisors consulted or retained by you in connection with this exchange offer.

Section 16.  Additional Information.

With respect to this exchange offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as it may be amended, of which this exchange offer is a part. This exchange offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC, before making a decision on whether or not to tender your eligible options:

(a) our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(b) our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2006;

(c) our definitive Proxy Statement for our 2005 annual meeting of shareholders, filed with the SEC on November 4, 2005;

(d) our Current Reports on Form 8-K, filed with the SEC on January 9, 2006, January 10, 2006 and April 3, 2006; and

(e) the description of our common stock contained in our Registration Statement on Form 8-A, including any subsequent amendment or report filed for the purpose of updating such information.

These filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov. Our common stock is listed for trading on the NASDAQ Stock Market’s Over-the-Counter Bulletin Board under the symbol “CPTH.OB.”

We will also provide without charge to each person to whom we deliver a copy of this exchange offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed, between the hours of 8:00 a.m. and 5:00 p.m. (Pacific Time) to:

Critical Path, Inc.

2 Harrison Street, 2nd Floor

San Francisco, California 94105

Attention: Tom Quigley

Telephone: (415) 541-2500

Email: optionexchange@criticalpath.net

The information about us contained in this exchange offer should be read together with the information contained in the documents to which we have referred you.

Section 17.  Miscellaneous.

We are not aware of any jurisdiction where the making of this exchange offer is not in compliance with applicable law. However, we have made no inquiry regarding nor investigation of applicable laws in any foreign jurisdictions. If we become aware of any jurisdiction where the making of this exchange offer is not in compliance with applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this exchange offer will not be made to, nor will tenders be accepted from or on behalf of, eligible participants residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Critical Path, Inc.

May 31, 2006